Rule 424(b)(3)
                                                                   No. 333-89691


                        CNL HOSPITALITY PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 23, 2000 and the Prospectus Supplement dated August 9, 2000. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of August 28, 2000, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after August 28, 2000, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         On August 22, 2000, the Company acquired a Courtyard(R) by Marriott(R) located in Alpharetta, Georgia, a Residence Inn(R) by Marriott(R) located in
Salt Lake City, Utah, in the community of Cottonwood, and three TownePlace Suites(R) by Marriott(R) Properties located in Mount Laurel, New Jersey; Scarborough, Maine, which is a suburb of Portland; and Tewksbury, Massachusetts. The Alpharetta Property, which opened in January 2000, includes 153 guest rooms, two meeting rooms with approximately 1,100 square feet, an indoor pool and spa, an exercise room and a restaurant and lounge and is 26 miles north of downtown Atlanta. The Cottonwood Property, which opened in August 1999, includes 144 guest rooms, a 690 square foot meeting room, an outdoor pool and spa, a SportCourt(R) and an exercise room. The Mount Laurel Property opened in November 1999, the Scarborough Property opened in June 1999 and the Tewksbury Property opened in July 1999. The Mount Laurel, Scarborough and Tewksbury Properties each include 95 guest rooms, an outdoor swimming pool and an exercise room. The Mount Laurel Property is located within 15 miles of downtown Philadelphia, Pennsylvania, and the Tewksbury Property is 25 miles northwest of downtown Boston.

         As of August 28, 2000, the Company owned interests in 22 Properties and had commitments to acquire an additional eight properties directly and an interest in one property through a joint venture. All of the Properties owned by the Company are leased on a long-term, triple-net basis and the hotels are all operated as national hotel chains.

         On July 1, August 1 and September 1, 2000, the Board of Directors declared a distribution of $0.0625 per Share to stockholders of record on July 1, August 1 and September 1, 2000, respectively, representing an annualized distribution rate of 7.50%.


                                  THE OFFERINGS

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in gross proceeds, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced the 1999 Offering of up to 27,500,000 Shares. As of August 28, 2000, the Company had received aggregate subscriptions for 41,556,804 Shares totalling $415,568,042 in gross proceeds, including 103,783 Shares ($1,037,831) issued pursuant to the Reinvestment Plan from its Initial Offering and the 1999 Offering. As of August 28,




September 1, 2000                                  Prospectus Dated May 23, 2000

2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and organizational and offering expenses, totalled approximately $368,400,000. The Company has used net offering proceeds to invest, directly or indirectly, approximately $296,600,000 in 22 hotel Properties, to pay $5,680,000 as deposits on four additional hotel Properties, to redeem 75,761 Shares of Common Stock for $696,997 and to pay approximately $22,400,000 in acquisition fees and certain acquisition expenses, leaving approximately $43,000,000 available to invest in Properties and Mortgage Loans. The 1999 Offering is expected to be completed in September 2000 at which time this offering will commence.


                                    BUSINESS

PROPERTY ACQUISITIONS

         Courtyard by Marriott located in Alpharetta, Georgia, Residence Inn by Marriott located in Salt Lake City, Utah and three TownePlace Suites by Marriott located in Mount Laurel, New Jersey, Scarborough, Maine and Tewksbury, Massachusetts. On August 22, 2000, the Company purchased five Properties for an aggregate purchase price of approximately $52 million. The Properties are a Courtyard by Marriott located in Alpharetta, Georgia (the "Alpharetta Property"), a Residence Inn by Marriott located in Salt Lake City, Utah, in the community of Cottonwood (the "Cottonwood Property") and three TownePlace Suites Properties located in each of Mount Laurel, New Jersey (the "Mount Laurel Property"), Scarborough, Maine (the "Scarborough Property") and Tewksbury, Massachusetts (the "Tewksbury Property").

         The Company acquired the Alpharetta Property for $13,877,000 from Courtyard Management Corporation, the Cottonwood Property for $14,573,000 from Residence Inn by Marriott, Inc. and the Mount Laurel, Scarborough and Tewksbury Properties for $7,711,000, $7,160,000 and $9,050,000, respectively, from
TownePlace Management Corporation. In connection with the purchase of the five Properties, the Company, as lessor, entered into five separate, long-term lease agreements. The tenant of the Properties is the same unaffiliated lessee. The leases on all five Properties are cross-defaulted. The general terms of the lease agreements are described in "Business -- Description of Property Leases." The principal features of the leases are as follows:

o        The initial term of each lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years.

o        The leases require minimum rent payments as follows:

                                                                  Minimum
                 Property                  Location             Annual Rent
           -------------------------    -------------------   ---------------

           Alpharetta Property          Alpharetta, GA           $1,387,700
           Cottonwood Property          Salt Lake City, UT        1,457,300
           Mount Laurel Property        Mount Laurel, NJ            771,100
           Scarborough Property         Scarborough, ME             716,000
           Tewksbury Property           Tewksbury, MA               905,000

o A security deposit for each of the Properties has been retained by the Company as security for the tenant's obligations under the leases as follows:

                    Alpharetta Property                     $693,850
                    Cottonwood Property                      728,650
                    Mount Laurel Property                    385,550
                    Scarborough Property                     358,000
                    Tewksbury Property                       452,500

o The tenant of the five Properties has established an FF&E Reserve for each Property which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties. Deposits to the FF&E Reserve are made once every four weeks as follows:
         (i) for the Alpharetta Property, 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter, (ii) for the Cottonwood Property, 2% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter and (iii) for the Mount Laurel, Scarborough and Tewksbury Properties, 4% of gross receipts for the first lease year; 5% of gross receipts for the second lease year; and 6% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has entered into an agreement with the tenant in which Marriott International, Inc. has agreed to advance and loan to the tenant any amounts needed to pay minimum rent under the leases (the "Liquidity Facility Agreement"). The Liquidity Facility Agreement terminates on the earlier of the end of the fourth lease year or at such time as the net operating income from the Properties exceeds minimum rent due under the leases by 25% for any trailing 12-month period. The maximum amount of the liquidity facility is $5,237,100. Upon acquisition of the Courtyard Overland Park Property and the three SpringHill Suites(R) by Marriott(R) Properties located in Centreville, Virginia, and Charlotte and Raleigh, North Carolina, as described in "-- Pending Investments," the maximum amount of the liquidity facility will increase to $10,017,000 and the agreement will cover minimum rent payments for the pending investments listed above, in addition to these five Properties. From this time, net operating income from all nine properties will be pooled in determining whether the properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%. The tenant has assigned its rights to receive advances under the Liquidity Facility Agreement to the lessor.

         The estimated federal income tax basis of the depreciable portion of the five Properties is as follows:

                   Alpharetta Property                     $12,280,000
                   Cottonwood Property                      12,896,000
                   Mount Laurel Property                     6,824,000
                   Scarborough Property                      6,336,000
                   Tewksbury Property                        8,009,000

         The Alpharetta Property, which opened in January 2000, is a Courtyard by Marriott located in Alpharetta, Georgia. The Alpharetta Property includes 153 guest rooms, two meeting rooms with approximately 1,100 square feet, an indoor pool and spa, an exercise room and a restaurant and lounge. The property is located approximately 26 miles north of downtown Atlanta. Other lodging facilities located in proximity to the Alpharetta Property include an AmeriSuites, a Hampton Inn & Suites, a Residence Inn by Marriott, a SpringHill Suites by Marriott and a Sumner Suites.

         The Cottonwood Property, which opened in August 1999, is a Residence Inn by Marriott located in Salt Lake City, Utah, in the community of Cottonwood. The Cottonwood Property includes 144 guest rooms, a 690 square foot meeting room, an outdoor pool and spa, a SportCourt and an exercise room. Other lodging facilities located in proximity to the Cottonwood Property include a Candlewood Suites, a Homewood Suites and a Residence Inn by Marriott.

         The Mount Laurel Property, which opened in November 1999, is a TownePlace Suites by Marriott located in Mount Laurel, New Jersey. The Mount Laurel Property includes 95 guest rooms, an outdoor swimming pool and an exercise room. The property is located within 15 miles of downtown Philadelphia, Pennsylvania. Other lodging facilities located in proximity to the Mount Laurel Property include a Courtyard by Marriott and a Fairfield Inn(R) by Marriott(R).

         The Scarborough Property, which opened in June 1999, is a TownePlace Suites by Marriott located in Scarborough, Maine, which is a suburb of Portland. The Scarborough Property includes 95 guest rooms, an outdoor swimming pool and an exercise room. Other lodging facilities located in proximity to the Scarborough Property include an AmeriSuites, a Comfort Inn, a Fairfield Inn by Marriott, a Hampton Inn, a Residence Inn by Marriott and another TownePlace Suites by Marriott.

         The Tewksbury Property, which opened in July 1999, is a TownePlace Suites by Marriott located in Tewksbury, Massachusetts. The Tewksbury Property includes 95 guest rooms, an outdoor swimming pool and an exercise room. The property is located approximately 25 miles northwest of downtown Boston. Other lodging facilities located in proximity to the Tewksbury Property include a Hawthorn Suites, a Homewood Suites, a Residence Inn by Marriott and another TownePlace Suites by Marriott.

         The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                                                                                                   Revenue
                                                                Average           Average            per
                                                               Occupancy           Daily          Available
     Property                 Location          Year             Rate           Room Rate           Room
---------------------    ------------------   -----------    ---------------   --------------    ------------

Alpharetta Property      Alpharetta, GA         **2000           50.60%           $96.83           $54.72

Cottonwood Property      Salt Lake City, UT      *1999           29.20%           $85.10           $27.00
                                                **2000           70.70%            90.97            66.90

Mount Laurel Property    Mount Laurel, NJ        *1999           26.10%           $55.65           $15.04
                                                **2000           68.60%            67.72            48.13

Scarborough Property     Scarborough, ME         *1999           65.70%           $70.38           $47.44
                                                **2000           64.20%            62.13            41.22

Tewksbury Property       Tewksbury, MA           *1999           72.60%           $83.16           $62.60
                                                **2000           83.00%            84.58            72.64

* Data for the Cottonwood Property represents the period August 11, 1999 through December 31, 1999, data for the Mount Laurel Property represents the period November 22, 1999 through December 31, 1999, data for the Scarborough Property represents the period June 25, 1999 through December 31, 1999 and data for the Tewksbury Property represents the period July 15, 1999 through December 31, 1999.
** Data for the Alpharetta Property represents the period January 7, 2000 through August 11, 2000 and data for the Cottonwood, Mount Laurel, Scarborough and Tewksbury Properties represents the period January 1, 2000 through August 11, 2000.

         The Company believes that the results achieved by the Properties, as shown in the table above, may or may not be indicative of their long-term operating potential, as the Properties opened between June 1999 and January 2000.

PENDING INVESTMENTS

         As of August 22, 2000, the Company had initial commitments to acquire eight additional hotel properties directly and to invest in one property through a joint venture. These eight Properties are two Courtyard by Marriott properties (one in each of Orlando, Florida and Overland Park, Kansas), one Fairfield Inn by Marriott (in Orlando, Florida), four SpringHill Suites by Marriott (one in each of Centreville, Virginia; Charlotte, North Carolina; Orlando, Florida and Raleigh/Durham, North Carolina) and one TownePlace Suites by Marriott (in Newark, California). The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the eight leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                                              Estimated Purchase        Lease Term and
Property                                            Price               Renewal Options
--------                                      ------------------        ---------------

Courtyard by Marriott                                (2)             15 years; two ten-year
Orlando, FL (1)                                                      renewal options
(the "Courtyard Little Lake Bryan
Property")
Hotel under construction

Fairfield Inn by Marriott                            (2)             15 years; two ten-year
Orlando, FL (1)                                                      renewal options
(the "Fairfield Inn Little Lake Bryan
Property")
Hotel under construction

SpringHill Suites by Marriott                        (2)             15 years; two ten-year
Orlando, FL (1)                                                      renewal options
(the "SpringHill Suites Little Lake
Bryan Property")
Hotel under construction

TownePlace Suites                                $13,600,000         15 years; two ten-year
Newark, CA (3)                                                       renewal options
(the "TownePlace Suites Newark Property")
Hotel under construction

Courtyard by Marriott                            $15,790,000         15 years; two ten-year
Overland Park, KS (4)                                                renewal options
(the "Courtyard Overland
Park Property")
Hotel under construction

SpringHill Suites by Marriott                    $11,414,000         15 years; two ten-year
Centreville, VA (4)                                                  renewal options
(the "SpringHill Suites
Centreville Property")
Hotel under construction

SpringHill Suites by Marriott                    $11,773,000         15 years; two ten-year
Charlotte, NC (4)                                                    renewal options
(the "SpringHill Suites
Charlotte Property")
Hotel under construction

SpringHill Suites by Marriott                     $8,822,000         15 years; two ten-year
Raleigh/Durham, NC (4)                                               renewal options
(the "SpringHill Suites
Raleigh/Durham Property")
Hotel under construction


        Minimum Annual
             Rent                             Percentage Rent
        --------------                        ---------------

     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year

     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


     10% of the Company's total cost     for each lease year after the
     to purchase the property            second lease year, 7% of revenues
                                         in excess of revenues for the
                                         second lease year


------------------------------
FOOTNOTES:

(1)      The leases for the  Courtyard  Little Lake  Bryan,  the  Fairfield  Inn
         Little  Lake  Bryan  and  the  SpringHill   Suites  Little  Lake  Bryan
         Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is approximately $100 million.

(3) The Company may be obligated to fund up to an additional $1 million in construction costs relating to this Property.

(4) The leases for the Courtyard Overland Park, the SpringHill Suites Centreville, the SpringHill Suites Charlotte and the SpringHill Suites Raleigh/Durham Properties are expected to be with the same unaffiliated lessee.

         In addition to the above commitments, on August 28, 2000 the Company entered into an agreement in principle to invest in a property in Phoenix, Arizona (the "Desert Ridge Property"). The Desert Ridge Property will be owned by a Joint Venture (the "Desert Ridge Joint Venture") between the Company, Marriott International, Inc. or an affiliate thereof, and a partnership of which an Affiliate of the Advisor will be the general partner. The Company is anticipated to have a 44% equity interest in the Desert Ridge Joint Venture, and an equivalent interest in the Desert Ridge Joint Venture's profits and losses. The overall cost of the Property (including acquisition of land, development and construction) is estimated to be approximately $285,000,000. The Company expects that the Desert Ridge Joint Venture will obtain permanent financing from a third party lender for approximately 60% of this amount, with such financing to be secured by a mortgage on the Desert Ridge Property. In addition, Marriott International, Inc. is expected to provide financing for an additional 20% of this amount to the Desert Ridge Joint Venture, secured by pledges of the co-venturers' equity interests in the Desert Ridge Joint Venture. The remaining 20% of the costs are expected to be financed by the co-venturers' equity contributions to the Desert Ridge Joint Venture. In connection with the development of the Desert Ridge Property, the Company anticipates that the Desert Ridge Joint Venture will pay Development Fees to a wholly-owned subsidiary of the Advisor that will act, along with Marriott International, Inc., as co-developer of the Property. The Property will be leased to a subsidiary of the Desert Ridge Joint Venture (which will also be an indirect subsidiary of the Company and will make an election after January 1, 2001 to be treated as a taxable REIT subsidiary under the Code) and will be managed by an affiliate of Marriott International, Inc.

         The Desert Ridge Property will be constructed on a 54 acre site as part of a 5,700 acre master-planned development in northeastern Phoenix. The Property will be operated as a Marriott Resort & Spa and will include 950 guest rooms (including 85 suites), approximately 78,700 square feet of meeting and banquet facilities, a full service health spa, eating and beverage facilities that seat 947 people, two 18-hole golf courses and 8 tennis courts. The Desert Ridge Property is currently anticipated to open to the public in December of 2002.

                          INDEX TO FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                                                          Page
                                                                                                          ----


Updated Unaudited Condensed Consolidated Financial Statements:

    Condensed Consolidated Balance Sheets as of June 30, 2000 and December 31, 1999                        9

    Condensed Consolidated Statements of Earnings for the quarters and six months ended
      June 30, 2000 and 1999                                                                               10

    Condensed Consolidated Statements of Stockholders' Equity for the six months ended
      June 30, 2000 and year ended December 31, 1999                                                       11

    Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2000
      and 1999                                                                                             12

    Notes to Condensed Consolidated Financial Statements for the quarters and six months ended
      June 30, 2000 and 1999                                                                               14




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        June 30, 2000          December 31,1999
                                                                       -----------------     ---------------------

                           ASSETS
Land, buildings and equipment on operating leases, less
    accumulated depreciation of $3,532,719 and $1,603,334,
    respectively                                                          $ 188,691,001          $112,227,771
Investment in unconsolidated subsidiary                                      37,526,856            38,364,157
Cash and cash equivalents                                                   105,926,387           101,972,441
Restricted cash                                                                 720,985               275,630
Certificate of deposit                                                        5,000,000             5,000,000
Dividends receivable                                                          1,191,431             1,215,993
Receivables                                                                     411,521               112,184
Prepaid expenses                                                                254,470                41,165
Loan costs, less accumulated amortization of $102,847 and
    $86,627, respectively                                                        50,749                51,969
Accrued rental income                                                            95,555                79,399
Other assets                                                                 10,471,824             7,627,565
                                                                         ---------------     -----------------

                                                                           $350,340,779          $266,968,274
                                                                         ===============     =================


                  LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable                                                               $ 10,000,000              $     --
Accounts payable and accrued expenses                                           758,481               405,855
Distributions payable                                                           175,594                89,843
Due to related parties                                                          948,585               995,500
Security deposits                                                             8,404,002             5,042,054
Rents paid in advance                                                           172,573               255,568
                                                                         ---------------     -----------------
       Total liabilities                                                     20,459,235             6,788,820
                                                                         ---------------     -----------------

Commitments and contingencies (Note 12)

Minority interest                                                                     --             7,124,615
                                                                         ---------------     -----------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued  3,000,000 shares                                      --                     --
    Excess shares,  $.01 par value per share.
       Authorized and unissued 63,000,000 shares                                      --                     --
    Common stock, $.01 par value per share. 150,000,000
       and 60,000,000 authorized shares, respectively;
       issued and outstanding  38,452,693 and 28,902,914
       shares, respectively                                                     384,527               289,029
    Capital in excess of par value                                          339,270,298           256,231,833
    Accumulated distributions in excess of net earnings                      (6,814,333 )          (3,466,023 )
    Minority interest distributions in excess of contributions
       and accumulated earnings                                              (2,958,948 )                  --
                                                                         ---------------     -----------------
          Total stockholders' equity                                        329,881,544           253,054,839
                                                                         ---------------     -----------------

                                                                           $350,340,779         $ 266,968,274
                                                                         ===============     =================


     See accompanying notes to condensed consolidated financial statements.




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                                   CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                                                      Quarter Ended                           Six Months Ended
                                                        June 30,                                  June 30,
                                               2000                  1999                 2000                1999
                                           --------------       ---------------       -------------        ------------

Revenues:
    Rental income from operating
       leases                                 $3,250,909           $ 748,908          $ 5,976,803          $1,486,526
    FF&E Reserve income                          320,876              65,006              480,113             126,033
    Dividend income                              926,918             658,288            1,853,735             900,131
    Interest and other income                  2,191,979             614,875            3,961,188             907,739
                                          ---------------     ---------------       --------------      --------------
                                               6,690,682           2,087,077           12,271,839           3,420,429
                                          ---------------     ---------------       --------------      --------------

Expenses:
    Interest and loan cost amortization            8,112              32,757               16,222             233,330
    General operating and
       administrative                            401,815             120,566              696,885             313,997
    Professional services                         36,300               8,066               81,637              29,272
    Asset management fees to
       related party                             235,858              17,871              362,280              67,436
    Depreciation and amortization              1,083,503             239,657            2,000,144             493,415
                                          ---------------     ---------------       --------------      --------------
                                               1,765,588             418,917            3,157,168           1,137,450
                                          ---------------     ---------------       --------------      --------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary                  4,925,094           1,668,160            9,114,671           2,282,979

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                   (140,634 )          (205,911 )           (260,437 )          (390,450 )

Minority Interest                               (141,520 )                --             (266,210 )                --
                                          ---------------     ---------------       --------------      --------------

Net Earnings                                  $4,642,940          $1,462,249          $ 8,588,024          $1,892,529
                                          ===============     ===============       ==============      ==============

Earnings Per Share of Common Stock:
    Basic                                       $   0.13            $   0.12            $    0.25            $   0.20
                                          ===============     ===============       ==============      ==============
    Diluted                                     $   0.13            $   0.12            $    0.25            $   0.20
                                          ===============     ===============       ==============      ==============

Weighted Average Number of Shares
    of Common Stock Outstanding:
         Basic                                36,163,184          12,330,853           33,693,585           9,391,870
                                          ===============     ===============       ==============      ==============
         Diluted                              36,163,184          12,330,853           33,693,585           9,391,870
                                          ===============     ===============       ==============      ==============




      See accompanying notes to condensed consolidated financial statements.




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          Six Months Ended June 30, 2000 and Year Ended December 31, 1999


                                                                                                Minority interest
                                                                                                 distributions in
                                           Common stock                           Accumulated     excess of con-
                                   ---------------------------    Capital in     distributions    tributions and
                                      Number          Par         excess of     in excess of net  accumulated
                                     of Shares       value        par value         earnings       earnings           Total
                                   --------------   ----------  --------------  ----------------- --------------  ---------------

Balance at December 31, 1998           4,321,908     $ 43,219     $37,289,402      $ (216,130 )     $      --        $37,116,491

Subscriptions received for
    common stock through public
    offerings and distribution
    reinvestment plan                 24,593,891      245,939     245,692,968              --                --       245,938,907

Retirement of common stock               (12,885 )       (129 )      (118,413 )            --                --          (118,542 )

Stock issuance costs                          --           --     (26,632,124 )            --                --       (26,632,124 )

Net earnings                                  --           --              --       7,515,988                --         7,515,988

Distributions declared and paid
    ($.72 per share)                          --           --              --     (10,765,881 )              --       (10,765,881 )
                                   --------------   ---------- ---------------  --------------    --------------  ----------------

Balance at December 31, 1999          28,902,914      289,029     256,231,833      (3,466,023 )              --       253,054,839

Subscriptions received for
    common stock through public
    offerings and distribution
    reinvestment plan                  9,612,655       96,127      96,030,423              --                --        96,126,550

Retirement of common stock               (62,876 )       (629 )      (577,826 )            --               --           (578,455 )

Stock issuance costs                          --           --     (12,414,132 )            --               --        (12,414,132 )

Net earnings                                  --           --              --       8,588,024                --         8,588,024

Minority interest distributions in
    excess of contributions and
    accumulated earnings                      --           --              --              --        (2,958,948 )      (2,958,948 )

Distributions declared and paid
    ($.36 per share)                          --           --              --     (11,936,334 )              --       (11,936,334 )
                                   --------------   ---------- ---------------  --------------    --------------  ----------------

Balance at June 30, 2000              38,452,693     $384,527   $ 339,270,298    $ (6,814,333 )    $ (2,958,948 )    $329,881,544
                                   ==============   ========== ===============  ==============    ==============  ================





     See accompanying notes to condensed consolidated financial statements.




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Six Months Ended June 30,
                                                                          2000                 1999
                                                                      -------------         ------------

Cash flows from operating activities:
   Net earnings                                                        $ 8,588,024          $ 1,892,529
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
        Depreciation                                                     1,958,763              461,459
        Amortization                                                        41,381               90,839
        Distributions received from investment in
          unconsolidated subsidiary, net
          of equity in loss                                                812,142              393,670
        Minority interest                                                  266,210                   --
        Changes in operating assets and
          liabilities:
            Dividends receivable                                            24,562             (707,373 )
            Receivables                                                   (299,337 )             (5,402 )
            Prepaid expenses                                              (213,305 )              3,810
            Accrued rental income                                          (16,156 )            (31,810 )
            Accounts payable and accrued
              expenses                                                     352,626              (51,689 )
            Due to related parties - operating expenses                    (46,915 )             (8,787 )
            Security deposits                                            3,361,948                   --
            Rents paid in advance                                          (82,995 )             (3,489 )
                                                                    ---------------      ---------------

                Net cash provided by operating activities               14,746,948            2,033,757
                                                                    ---------------      ---------------

Cash flows from investing activities:
   Additions to land, buildings and equipment on
       operating leases                                                (78,421,993 )                 --
    Investment in unconsolidated subsidiary                                     --          (37,172,643 )
    Increase in restricted cash                                           (445,355 )           (121,725 )
    Additions to other assets                                           (2,844,259 )         (4,509,931 )
                                                                    ---------------      ---------------

              Net cash used in investing activities                    (81,711,607 )        (41,804,299 )
                                                                    ---------------      ---------------




     See accompanying notes to condensed consolidated financial statements.




                                         CNL HOSPITALITY PROPERTIES, INC.
                                                 AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED



                                                                        Six Months Ended June 30,
                                                                        2000                 1999
                                                                   ----------------      --------------

Cash flows from financing activities:
   Proceeds from note payable                                           10,000,000                 --
   Repayment of borrowings on line of credit                                    --         (9,600,000 )
   Subscriptions received from stockholders                             96,126,550        114,711,315
   Distributions to stockholders                                       (11,936,334 )       (3,052,616 )
   Distributions to minority interest                                  (10,264,022 )               --
   Retirement of common stock                                             (578,455 )           (4,600 )
   Payment of stock issuance costs                                     (12,414,132 )      (11,833,363 )
   Other                                                                   (15,002 )           (9,863 )
                                                                  -----------------     --------------

         Net cash provided by financing activities                      70,918,605         90,210,873
                                                                  -----------------     --------------

Net increase in cash and cash equivalents                                3,953,946         50,440,331

Cash and cash equivalents at beginning of period                       101,972,441         13,228,923
                                                                  -----------------     --------------

Cash and cash equivalents at end of period                           $ 105,926,387       $ 63,699,254
                                                                  =================     ==============


Supplemental schedule of non-cash financing activities:

      Distributions declared but not paid to minority
         interest                                                      $   175,594            $    --
                                                                  =================     ==============




     See accompanying notes to condensed consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


1.       Significant Accounting Policies:

         Organization and Nature of Business - CNL Hospitality Properties, Inc. was organized in Maryland on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partner, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners,
         LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp. and CNL Philadelphia Annex, LLC (the "LLC").

         The Company was formed primarily to acquire properties (the "Properties") located across the United States to be leased on a long-term, "triple-net" basis to hotel operators. The Company may also provide mortgage financing (the "Mortgage Loans") and furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of hotel chains. The aggregate outstanding principal amount of Secured Equipment Leases will not exceed 10% of gross proceeds from the Company's offerings of shares of common stock.

         The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, CNL Hospitality Properties, Inc., and its wholly owned subsidiaries, CNL Hospitality GP Corp. and CNL Hospitality LP Corp., as well as the accounts of CNL Hospitality Partners, LP and CNL Philadelphia Annex, LLC (an 89% owned limited liability company). All significant intercompany balances and transactions have been eliminated in consolidation. Interest of an unaffiliated third party is reflected as minority interest.

         Basis of Presentation - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and six months ended June 30, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000. Amounts as of December 31, 1999, included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date.

         These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1999.

         Certain items in the prior period's financial statements have been reclassified to conform with the 2000 presentation, including a change in the presentation of the cash flow from the direct to the indirect method. These reclassifications had no effect on stockholders' equity or net earnings.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is not expected to have a material impact on the Company's results of operations. SAB 101 requires the Company to defer recognition of certain percentage rental income until certain thresholds are met. We have adopted SAB 101 beginning January 1, 2000 without restatement of prior periods.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


2.       Public Offerings:

         On June 17, 1999, the Company completed its offering of 16,500,000 shares of common stock ($165,000,000) (the "Initial Offering"), which included 1,500,000 shares ($15,000,000) available only to stockholders who elected to participate in the Company's reinvestment plan. Following the completion of the Initial Offering, the Company commenced an offering of up to 27,500,000 additional shares of common stock ($275,000,000) (the "1999 Offering"). The price per share and other terms of the 1999 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and (ii) to CNL Hospitality Corp. (the "Advisor") for acquisition fees, are substantially the same as the Company's Initial Offering. As of June 30, 2000, the Company received total subscription proceeds from the Initial Offering, the 1999 Offering and the sale of warrants of $385,084,634 (38,508,463 shares), including $1,037,782 (103,778 shares) through the reinvestment plan.

         On October 26, 1999, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to 45,000,000 additional shares of common stock ($450,000,000) (the "2000 Offering") in an offering expected to commence immediately following the completion of the Company's current offering of up to 27,500,000 shares of common stock ("the 1999 Offering"). Of the 45,000,000 shares of common stock to be offered, up to 5,000,000 will be available to stockholders purchasing shares through the reinvestment plan. The price per share and other terms of the 2000 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and (ii) to the Advisor for acquisition fees, are substantially the same as the Company's 1999 Offering. The Company expects to use the net proceeds from the 2000 Offering to purchase additional Properties and, to a lesser extent, make Mortgage Loans.

3.       Investment in Unconsolidated Subsidiary:

         During 1999, the Company with Five Arrows Realty Securities II L.L.C. ("Five Arrows") formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("Hotel Investors"), which acquired seven hotel Properties. In order to fund the acquisition of the Properties, Five Arrows invested approximately $48 million and the Company invested approximately $38 million in Hotel Investors. Hotel Investors funded the remaining amount of approximately $88 million with permanent financing, collateralized by Hotel Investors' interests in the Properties. In return for their respective investments, Five Arrows received a 51% common stock interest and the Company received a 49% common stock interest in Hotel Investors. Five Arrows received 48,337 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock"), and the Company received 37,979 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock. The Class A Preferred Stock is exchangeable upon demand into common stock of the Company, using an exchange ratio based on the relationship between the Company's operating results and those of Hotel Investors.

         Five Arrows also invested approximately $14 million in the Company through the purchase of common stock pursuant to the Company's Initial Offering and the 1999 Offering, the proceeds of which were used by the Company to fund approximately 38% of its funding commitment to Hotel Investors.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


3.       Investment in Unconsolidated Subsidiary - Continued:

         The following presents condensed financial information for Hotel Investors as of and for the six months ended and year ended:

                                                                        June 30,       December 31,
                                                                          2000             1999
                                                                  ----------------- ----------------

      Land, buildings and equipment on operating leases, net         $162,776,797      $165,088,059
      Cash and cash equivalents (including restricted cash)             8,353,443         5,172,658
      Loan costs, net                                                     678,232           708,006
      Accrued rental income                                               407,599           283,914
      Prepaid expenses, receivables and other assets                      172,765         3,422,806
      Liabilities                                                      91,600,018        92,229,193
      Redeemable preferred stock - Class A and Class B                 85,361,864        85,361,864
      Stockholders' deficit                                            (4,573,046 )      (2,915,614  )
      Revenues                                                          9,566,890        13,025,978
      Net earnings                                                      3,285,740         4,104,936
      Preferred stock dividends                                        (3,817,244 )       5,693,642
      Loss applicable to common stockholders                             (531,504 )      (1,588,706  )

         During the six months ended June 30, 2000 and 1999, the Company recorded $1,853,735 and $900,131, respectively, in dividend income and $260,437 and $390,450, respectively, in equity in loss after deduction of preferred stock dividends resulting in net earnings of $1,593,298 and $509,681, respectively attributable to this investment ($786,284 and $452,377 which represented net earnings from this investment for the quarters ended June 30, 2000 and 1999, respectively).

4.       Other Assets:

         Other assets consist of acquisition fees and miscellaneous acquisition expenses that will be allocated to future Properties and deposits.

5.       Redemption of Shares:

         The Company has a redemption plan under which the Company may elect to redeem shares, subject to certain conditions and limitations. During the quarter and six months months ended June 30, 2000, 48,271 and 62,876 shares of common stock , respectively, were redeemed and retired.

6.       Indebtedness:

         The Company has a line of credit in the amount of $30,000,000 which expires on July 30, 2003. Advances under the line of credit will bear interest at either (i) a rate per annum equal to 318 basis points above the London Interbank Offered Rate (LIBOR) or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition, a fee of .5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be collateralized by the assignment of rents and leases. As of June 30, 2000 and December 31, 1999, the Company had no amounts outstanding under the line of credit.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


6.       Indebtedness - Continued:

         In March 2000, the Company through the LLC entered into a Tax Increment Financing Agreement with the Philadelphia Authority for Industrial Development ("TIF Note") for $10 million which is collateralized by the LLC's hotel Property. The principal and interest on the TIF Note is expected to be fully paid by the LLC's hotel Property's incremental property taxes over a period of twenty years. The payment of the incremental property taxes is the responsibility of the tenant of the hotel property. Interest on the TIF Note is 12.85% and payments are due yearly through 2017. In the event that incremental property taxes are insufficient to cover the principal and interest due, Marriott International, Inc. is required to fund such shortfall pursuant to its guarantee of the TIF Note.

7.       Stock Issuance Costs:

         The Company has incurred certain expenses in connection with its offerings of common stock, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. CNL Hospitality Corp. ("the Advisor") has agreed to pay all offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross proceeds received from the sale of shares of the Company in connection with the offerings.

         During the six months ended June 30, 2000 and 1999, the Company incurred $12,414,132 and $12,057,440, respectively, in stock issuance costs, including $7,690,132 and $7,976,937, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 9). The stock issuance costs have been charged to stockholders' equity subject to the three percent cap described above.

8.       Distributions:

         For the six months ended June 30, 2000 and 1999, approximately 51 percent and 64 percent, respectively, of the distributions paid to stockholders were considered ordinary income, and approximately 49 percent and 36 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the six months ended June 30, 2000 and 1999 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the six months ended June 30, 2000 may not be indicative of the characterization of distributions that may be expected for the year ended December 31, 2000.

9.       Related Party Transactions:

         Certain directors and officers of the Company hold similar positions with the Advisor and the managing dealer, CNL Securities Corp. These affiliates are entitled to receive fees and compensation in connection with the offerings, and the acquisition, management and sale of the assets of the Company.

         During the six months ended June 30, 2000 and 1999, the Company incurred $7,209,499 and $7,478,378, respectively, in selling commissions due to CNL Securities Corp. for services in connection with its offerings. A substantial portion of these amounts ($7,151,903 and $6,978,557, respectively) was or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the six months ended June 30, 2000 and 1999, the Company incurred $480,633 and $498,559, respectively, of such fees, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


9.       Related Party Transactions - Continued:

         CNL Securities Corp. will also receive, in connection with the Company's initial offering of up to 16,500,000 shares of common stock (the "Initial Offering"), a soliciting dealer servicing fee payable annually by the Company beginning on December 31, 2000 in the amount of 0.20% of "invested capital", as defined in the Company's prospectus, from the Initial Offering. CNL Securities Corp. in turn may reallow all or a portion of such fee to soliciting dealers whose clients hold shares on such date. As of June 30, 2000, no such fees had been incurred.

         In addition, in connection with its 1999 Offering, the Company has agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 shares sold by the managing dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of $12.00 during the five year period commencing the date the current offering began. No Soliciting Dealer Warrants, however, will be exercisable until one year from the date of issuance. During the six months ended June 30, 2000, the Company issued approximately 650,550 Soliciting Dealer Warrants to CNL Securities Corp. In addition, as of June 30, 2000, CNL Securities Corp. was entitled to approximately 168,500 additional Soliciting Dealer Warrants for shares sold during the quarter then ended.

         The Advisor is entitled to receive acquisition fees for services in identifying Properties and structuring the terms of leases of the Properties and Mortgage Loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the six months ended June 30, 2000 and 1999, the Company incurred $6,241,911 and $5,057,012, respectively, of such fees. Such fees are included in land, buildings and equipment on operating leases, investment in unconsolidated subsidiary and other assets.

         The Company incurs operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement described below, the Advisor is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). For the Expense Years ended June 30, 2000 and 1999, the Company's operating expenses did not exceed the Expense Cap.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year, as the Advisor shall determine. During the six months ended June 30, 2000 and 1999, the Company incurred $362,280 and $67,436, respectively, of such fees.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


9.       Related Party Transactions - Continued:

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis. The expenses incurred for these services were classified as follow for the six months ended June 30:

                                                     2000            1999
                                                  -------------  -------------

               Stock issuance costs                $ 2,064,571   $  1,709,008
               General operating and
                   administrative expenses             138,923        150,380
               Land, buildings and equipment
                   on operating leases and other
                   assets                                  735              --
                                                  -------------  -------------
                                                   $ 2,204,229   $  1,859,388
                                                  =============  =============

     The amounts due to related parties consisted of the following at:

                                                            June 30, 2000        December 31,1999
                                                          ------------------    --------------------
               Due to the Advisor:
                    Expenditures incurred on behalf
                       of the Company for accounting
                       and administrative services                $ 30,412            $  387,690
                    Acquisition fees                               305,204               337,797
                    Management fees                                362,270                19,642
                                                            ---------------      ----------------
                                                                   697,886               745,129
                                                            ---------------      ----------------
               Due to CNL Securities Corp.:
                    Commissions                                    235,030               229,834
                    Marketing support and due diligence
                       expense reimbursement fee                    15,669                16,764
                                                            ---------------      ----------------
                                                                   250,699               246,598
                                                            ---------------      ----------------

               Due to other related party                                --                 3,773
                                                            ---------------      ----------------
                                                                  $948,585            $  995,500
                                                            ===============      ================

         During 1999, the Company opened three bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an affiliate of the Advisor is a stockholder. The amount deposited with this affiliate was $15,947,271 and $15,275,629 at June 30, 2000 and December 31, 1999, respectively.

10.      Concentration of Credit Risk:

         Crestline Capital Corp., which operates and leases two Properties, and City Center Annex Tenant Corporation contributed more than ten percent of the Company's total rental income for the quarter and six months ended June 30, 2000. In addition, a significant portion of the Company's rental income was earned from Properties operating as Marriott(R) brand chains. Although the Company intends to acquire Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott brand chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees.

         It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 2000 and subsequent years.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


11.      Earnings Per Share:

         Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if other contracts to issue common stock were exercised and shared in the earnings of the Company. For the six months ended June 30, 2000, approximately 7.3 million shares related to the conversion of Hotel Investors' Class A Preferred Stock into the Company's common stock were considered dilutive after the application of the "if converted method" and were included in the denominator of the diluted EPS calculation. The numerator in the diluted EPS calculation includes an adjustment for the net earnings of Hotel Investors for the applicable period.

         The following represents the calculation of earnings per share and the weighted average number of shares of potentially dilutive common stock for the quarters and six months ended June 30:

                                                         Quarter Ended June 30,         Six Months Ended June 30,
                                                        2000               1999          2000               1999
                                                --------------    ---------------    --------------     -------------
Basic Earnings Per Share:

   Net earnings                                   $ 4,642,940         $1,462,249       $ 8,588,024        $1,892,529
                                                ==============    ===============    ==============     =============

   Weighted average number of shares
      outstanding                                  36,163,184         12,330,853        33,693,585         9,391,870
                                                ==============    ===============    ==============     =============

   Basic earnings per share                       $      0.13         $     0.12          $   0.25          $   0.20
                                                ==============    ===============    ==============     =============

Diluted Earnings Per Share:

   Net earnings                                    $4,642,940         $1,462,249        $8,588,024        $1,892,529

   Additional income attributable to
      investment in unconsolidated
      subsidiary assuming all Class A
      Preferred Shares were converted                 835,331                 --         1,692,802                --
                                                --------------    ---------------    --------------     -------------

         Adjusted net earnings assuming
             dilution                              $5,478,271         $1,462,249       $10,280,826        $1,892,529
                                                ==============    ===============    ==============     =============

Weighted average number of shares
    outstanding                                    36,163,184         12,330,853        33,693,585         9,391,870

Assumed conversion of Class A Preferred
    Stock                                           7,362,682                 --         7,281,774                --
                                                --------------    ---------------    --------------     -------------

         Adjusted weighted average
             number of shares outstanding          43,525,866         12,330,853        40,975,359         9,391,870
                                                ==============    ===============    ==============     =============

Diluted earnings per share                           $   0.13           $   0.12          $   0.25          $   0.20
                                                ==============    ===============    ==============     =============


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              Quarters and Six Months Ended June 30, 2000 and 1999


12.      Commitments and Contingencies:

         The Company has commitments to acquire 15 hotel Properties for an anticipated aggregate purchase price of approximately $255 million. In connection with these commitments, the Company has deposits of approximately $7.4 million held in escrow.

         In connection with the acquisition of two Properties in 1998, the Company may be required to make an additional payment (the "Earnout Amount") of up to $1 million if certain earnout provisions are achieved by July 31, 2001. After July 31, 2001, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by an earnout factor (7.44), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid. As of June 30, 2000, approximately $135,000 was payable under this agreement.

         In connection with the purchase of two Properties in June 2000, the Company may be required to make an additional payment (the "Earnout Provision") not to exceed $2,471,500 if certain earnout provisions are achieved by the thirty-sixth month following the closing date of the two properties ("Earnout Termination Date"). After the Earnout Termination Date, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Provision is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.33), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid. As of June 30, 2000 no such amounts were payable under this agreement.

         In addition, in connection with the acquisition of the 89% interest in the LLC, the Company and the minority interest holder each have the right to obligate the other to sell or buy, respectively, the 11% interest in the LLC. These rights are effective five years after the hotel's opening or November 2004. The price for the 11% interest is equal to 11% of the lesser of (a) an amount equal to the product of 8.5 multiplied times net house profit (defined as total hotel revenues less property expenses) for the 13 period accounting year preceding the notice of the option exercise, or (b) the appraised fair market value.

13.      Subsequent Events:

         During the period July 1, 2000 through August 7, 2000, the Company received subscription proceeds for an additional 2,128,424 shares ($21,284,244) of common stock.

         On July 1, 2000 and August 1, 2000, the Company declared distributions totaling $2,404,414 and $2,513,813, respectively or $0.0625 per share of common stock, payable in September 2000, to stockholders of record on July 1 and August 1, 2000, respectively.

         On July 28, 2000, the Company acquired two Properties located in Gaithersburg, Maryland and Merrifield, Virginia for approximately $34.0 million. The Company has entered into long-term, triple-net leases, as landlord, in connection with each of the Properties. These Properties are being operated by the tenant, a subsidiary of Marriott International, Inc., as a Courtyard by Marriott and a SpringHill Suites by Marriott.